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                                                                    EXHIBIT 12.1

DOLE FOOD COMPANY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS, EXCEPT FOR RATIO DATA)

                                                                               QUARTER
                                                      PRO FORMA                 ENDED
                                               --------------------------    ----------
                                                March 22,    December 28,     March 22,
                                                  2003           2002           2003
                                               ----------    ------------    ----------

Income/(loss) from continuing
  operations before income taxes                   47,934         44,224         73,888
ADD FIXED CHARGES:
Interest expense                                   37,324        150,556         19,241
Capitalized interest                                   --             --             --
Amortization of debt expense and discounts             --             --            406
Interest factor of rental expense                  18,957         29,953          6,395
                                               ----------     ----------     ----------
    Total fixed charges                            56,281        180,509         26,042

Total adjusted earnings                           104,215        224,733         99,930
                                               ----------     ----------     ----------
RATIO OF EARNINGS TO FIXED CHARGES                   1.85           1.24           3.84
                                               ==========     ==========     ==========


                                                                          FISCAL YEARS ENDED
                                               ------------------------------------------------------------------------
                                               December 28,   December 29,    December 30,    January 1,     January 2,
                                                   2002           2001            2000           2000           1999
                                               ------------   ------------    ------------    ----------     ----------

Income/(loss) from continuing
  operations before income taxes                   209,987         (7,730)         55,637         19,789          3,075
ADD FIXED CHARGES:
Interest expense                                    79,460         69,722          89,242         84,508         63,599
Capitalized interest                                    --             --              --             --             --
Amortization of debt expense and discounts           1,430            986           1,203          1,357          1,038
Interest factor of rental expense                   31,404         42,042          49,187         55,253         50,135
                                                ----------     ----------      ----------     ----------     ----------
    Total fixed charges                            112,294        112,750         139,632        141,118        114,772

Total adjusted earnings                            322,281        105,020         195,269        160,907        117,847
                                                ----------     ----------      ----------     ----------     ----------
RATIO OF EARNINGS TO FIXED CHARGES                    2.87           0.93            1.40           1.14           1.03
                                                ==========     ==========      ==========     ==========     ==========